                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                             (Amendment No. 13)*


                           THE TIMES MIRROR COMPANY
                               (Name of Issuer)

               Series A Common Stock, par value $1.00 per share
                        (Title of Class of Securities)

                                 887 360 10 5
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 26 Pages

    CUSIP No. 887360 10 5              13G                    Page 2 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Chandis Securities Company

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           0
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          8,581,432
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         0
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            8,581,432
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,581,432
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.8%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      CO
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 10 5              13G                    Page 3 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gwendolyn Garland Babcock

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           0
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          18,670,847
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         0
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            18,670,847
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      18,670,847
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      19.1%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 10 5              13G                    Page 4 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bruce Chandler

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           0
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          18,668,546
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         0
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            18,668,546
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      18,668,546
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      19.1%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 10 5              13G                    Page 5 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Otis Chandler

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           42
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          18,726,085
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         42
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            18,726,085
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      18,726,127
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      19.2%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 10 5              13G                    Page 6 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Camilla Chandler Frost

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           61,472
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          18,790,810
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         61,472
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            18,790,810
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      18,852,282
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      19.2%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 10 5              13G                    Page 7 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Douglas Goodan

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           500
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          18,668,546
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         500
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            18,668,546
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      18,669,046
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      19.1%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 10 5              13G                    Page 8 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Judy C. Webb

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           27,076
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          18,668,546
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         27,076
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            18,668,546
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      18,695,622
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      19.1%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 10 5              13G                    Page 9 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warren B. Williamson

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           0
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          18,668,546
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         0
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            18,668,546
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      18,668,546
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      19.1%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No. 887360 10 5                13G                    Page 10 of 26 Pages


Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Chandis Securities Company ("CSC"), a corporation.

     (b)    Principal Business Address:

            The principal business address of CSC is 350 West Colorado Boulevard, Pasadena, California 91105.

     (c)    Place of Organization:

            CSC is organized in California.

     (d)    Title and Class of Securities:

            Series A Common Stock

     (e)    CUSIP No.:

            887360 10 5

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            8,581,432

     (b)    Percent of Class:

            Approximately 8.8%

     (c)    Voting and Dispositive Power:

            CSC has shared voting and dispositive power with respect to all 8,581,432 shares of Series A Common Stock of the Issuer beneficially owned by it.

 CUSIP No. 887360 10 5                13G                    Page 11 of 26 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

 CUSIP No. 887360 10 5                13G                    Page 12 of 26 Pages


Item 1.     Issuer.

     (a)    Name of Issuer:
            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Gwendolyn Garland Babcock, an individual.

     (b)    Residence Address:

            The residence address of Ms. Babcock is 1575 Circle Drive, San Marino, California 91108.

     (c)    Citizenship:

            Ms. Babcock is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series A Common Stock

     (e)    CUSIP No.:

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            18,670,847

     (b)    Percent of Class:

            Approximately 19.1%

     (c)    Voting and Dispositive Power:

            Ms. Babcock has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 18,670,847 shares, (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 18,670,847 shares of Series A Common Stock of the Issuer beneficially owned by her.

 CUSIP No. 887360 10 5                13G                    Page 13 of 26 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

 CUSIP No. 887360 10 5                13G                    Page 14 of 26 Pages


Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Bruce Chandler, an individual.

     (b)    Residence Address:

            The residence address of Mr. Chandler is 1600 South Bayfront, Balboa Island, California 92611.

     (c)    Citizenship:

            Mr. Chandler is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series A Common Stock

     (e)    CUSIP No.:

            887360 10 5

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            18,668,546

     (b)    Percent of Class:

            Approximately 19.1%

     (c)    Voting and Dispositive Power:

            Mr. Chandler has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 18,668,546 shares, (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 18,668,546 shares of Series A Common Stock of the Issuer beneficially owned by him.

CUSIP No. 887360 10 5                13G                    Page 15 of 26 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

 CUSIP No. 887360 10 5                13G                    Page 16 of 26 Pages


Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Otis Chandler, an individual.

     (b)    Principal Business Address:

            The principal business address of Mr. Chandler is The Times Mirror Company, Times Mirror Square, Los Angeles, California 90053.

     (c)    Citizenship:

            Mr. Chandler is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series A Common Stock

     (e)    CUSIP No.:

            887360 10 5

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            18,726,127

     (b)    Percent of Class:

            Approximately 19.2%

     (c)    Voting and Dispositive Power:

            Mr. Chandler has (i) sole power to vote or to direct the vote of 42 shares, (ii) shared power to vote or direct the vote of 18,726,085 shares, (iii) sole power to dispose or direct the disposition of 42 shares and (iv) shared power to dispose of or direct the disposition of 18,726,085 shares of Series A Common Stock of the Issuer beneficially owned by him.

 CUSIP No. 887360 10 5                13G                    Page 17 of 26 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

 CUSIP No. 887360 10 5                13G                    Page 18 of 26 Pages


Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Camilla Chandler Frost, an individual.

     (b)    Principal Business Address:

            The principal business address of Ms. Frost is Chandis Securities Company, 350 West Colorado Boulevard, Pasadena, California 91105.

     (c)    Citizenship:

            Ms. Frost is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series A Common Stock

     (e)    CUSIP No.:

            887360 10 5

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            18,852,282

     (b)    Percent of Class:

            Approximately 19.2%

     (c)    Voting and Dispositive Power:

            Ms. Frost has (i) sole power to vote or to direct the vote of 61,472 shares, (ii) shared power to vote or direct the vote of 18,790,810 shares, (iii) sole power to dispose or direct the disposition of 61,472 shares and (iv) shared power to dispose of or direct the disposition of 18,790,810 shares of Series A Common Stock of the Issuer beneficially owned by her.

 CUSIP No. 887360 10 5                13G                    Page 19 of 26 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

 CUSIP No. 887360 10 5                13G                    Page 20 of 26 Pages


Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Douglas Goodan, an individual.

     (b)    Residence Address:

            The residence address of Mr. Goodan is 2550 Aberdeen Avenue, Los Angeles, California 90027.

     (c)    Citizenship:

            Mr. Goodan is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series A Common Stock

     (e)    CUSIP No.:

            887360 10 5

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            18,669,046

     (b)    Percent of Class:

            Approximately 19.1%

     (c)    Voting and Dispositive Power:

            Mr. Goodan has (i) sole power to vote or to direct the vote of 500 shares, (ii) shared power to vote or direct the vote of 18,668,546 shares, (iii) sole power to dispose or direct the disposition of 500 shares and (iv) shared power to dispose of or direct the disposition of 18,668,546 shares of Series A Common Stock of the Issuer beneficially owned by him.

 CUSIP No. 887360 10 5                13G                    Page 21 of 26 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

 CUSIP No. 887360 10 5                13G                    Page 22 of 26 Pages


Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Judy C. Webb, an individual.

     (b)    Residence Address:

            The residence address of Ms. Webb is 19 Leeward Road, Belvedere, California 94920.

     (c)    Citizenship:

            Ms. Webb is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series A Common Stock

     (e)    CUSIP No.:

            887360 10 5

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            18,695,622

     (b)    Percent of Class:

            Approximately 19.1%

     (c)    Voting and Dispositive Power:

            Ms. Webb has (i) sole power to vote or to direct the vote of 27,076 shares, (ii) shared power to vote or direct the vote of 18,668,546 shares, (iii) sole power to dispose or direct the disposition of 27,076 shares and (iv) shared power to dispose of or direct the disposition of 18,668,546 shares of Series A Common Stock of the Issuer beneficially owned by her.

 CUSIP No. 887360 10 5                13G                    Page 23 of 26 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

 CUSIP No. 887360 10 5                13G                    Page 24 of 26 Pages


Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Warren B. Williamson, an individual.

     (b)    Principal Business Address:

            The principal business address of Mr. Williamson is 350 West Colorado Boulevard, Pasadena, California 91105.

     (c)    Citizenship:

            Mr. Williamson is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series A Common Stock

     (e)    CUSIP No.:

            887360 10 5

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            18,668,546

     (b)    Percent of Class:

            Approximately 19.1%

     (c)    Voting and Dispositive Power:

            Mr. Williamson has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 18,668,546 shares, (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 18,668,546 shares of Series A Common Stock of the Issuer beneficially owned by him.

 CUSIP No. 887360 10 5                13G                    Page 25 of 26 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

 CUSIP No. 887360 10 5                13G                    Page 26 of 26 Pages


            After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

CHANDIS SECURITIES COMPANY


By:   /s/ Warren B. Williamson                        January 27, 1995
- --------------------------------
      Warren B. Williamson,
      Chairman of the Board


By:   /s/ Camilla Chandler Frost                      January 27, 1995
- --------------------------------
      Camilla Chandler Frost,
      Secretary


/s/ Gwendolyn Garland Babcock                         January 27, 1995
- -------------------------------
Gwendolyn Garland Babcock


/s/ Bruce Chandler                                    January 27, 1995
- -------------------------------
Bruce Chandler


/s/ Otis Chandler                                     January 27, 1995
- -------------------------------
Otis Chandler


/s/ Camilla Chandler Frost                            January 27, 1995
- --------------------------------
Camilla Chandler Frost


/s/ Douglas Goodan                                    January 27, 1995
- --------------------------------
Douglas Goodan


/s/ Judy C. Webb                                      January 27, 1995
- --------------------------------
Judy C. Webb


/s/ Warren B. Williamson                              January 27, 1995
- --------------------------------
Warren B. Williamson